Exhibit 10.1

SOFTWARE DISTRIBUTION AGREEMENT

This Software Distribution Agreement (“Agreement”) is entered into as of January 25th, 2012  (the “Effective Date”) by and between DivineRune Inc. (“DivineRune”), having principal offices at 359 Ocean Avenue, Massapequa, New York 11758 and Applied DNA Sciences Inc. with offices at 25 Health Sciences Drive, Ste 215, Stony Brook, New York 11790 (“ADNAS”).

BACKGROUND

DivineRune is the owner and/or has a right to license to others certain computer software programs and related documentation. ADNAS desires (a)  an exclusive license of Divine Software and Services when they are used in conjunction with ADNAS’ DNA Authentication based products or any other nonQR code taggant, and (b) a nonexclusive, nontransferable, non-assignable and limited right and license to reproduce, market, and distribute such products solely as set forth herein, and DivineRune agrees to grant to ADNAS such right and license solely as set forth herein.

Now, therefore, in consideration of the mutual covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, DivineRune and ADNAS, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS.  As used in this Agreement, and in addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

1.1.   Documentation means the documentation of the Software prepared by DivineRune for use by End Users.

1.2.   End User means an entity permitted to use one or more Products under an End User Agreement, incorporating the terms and conditions required to be included as set forth in this Agreement, for the End User’s internal use only and without the further right to sublicense, distribute, transfer or transmit the Products.

1.3.   Executable Code means a series of one or more instructions executable after suitable processing by a computer or other programmable machine, without compilation or assembly.

1.4.   Fees mean the License Fees and Revenue Sharing (referenced in Section 5.1), the fees for Training Services (referenced in Section 4.2 and Appendix E), and the fees for Additional Services (referenced in Section 4.3).

1.5.   Minimum Fees mean the minimum aggregate fee ADNAS successor, acquirer or assignee (each, a “Successor”) agrees to pay DivineRune for the Products and Services that are under exclusivity. Minimum Fees are designed to prevent DivineRune Products and Services from being sequestered as well as ensure the active marketing of the DivineRune Products and Services.

1.6.   Marks mean the trademarks, service marks, or trade names of DivineRune associated with the Products as designated by DivineRune.

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1.7.   Master Copy means a master copy of the Software on magnetic media and a master copy of the Documentation either on magnetic media or in hard copy as determined in the reasonable discretion of DivineRune.

1.8.   Module means a functionally separable component of the Software.

1.9.   Products mean the Software and its associated Documentation.

1.10.          Proprietary Notices means any and all proprietary rights notices designated by DivineRune, including, but not limited to, copyright notices affixed or included by DivineRune on or in association with the Products, including such notices as are set forth on the Master Copy.

1.11.          Registered End Users means those prospective End Users who are accepted by DivineRune as Registered End Users in accordance with Section 2.2.

1.12.          Safe Country means a country more particularly described on Appendix F.

1.13.          Seat means, for each Module of each item of Software, a workstation, whether a dumb terminal or containing a single CPU, that has or is capable of having simultaneous access to the client or terminal Module of such Software.

1.14.          Server means a single CPU that can access through its registers addressable memory (such as RAM, main memory, extended memory, expanded memory, or virtual memory) that has or is capable copying the server Module of Software into such memory.

1.15.          Services mean the Maintenance Services, Training Services, Additional Services, and all other services to be provided by DivineRune to ADNAS under this Agreement.

1.16.          Software means the computer software, in Executable Code only, that is included within the scope of this Agreement as listed in the attached Appendix A, as such schedule may be amended from time to time by the mutual agreement of DivineRune and ADNAS, and as such computer software may be enhanced, upgraded, or otherwise modified from time to time by DivineRune.

1.17.          Source Code means a series of instructions or statements in an English-like high-level computer language, such as C, C++, C#, or JAVA that is normally transformed by an interpreter or compiler into machine-readable Executable Code for actual use on a computer.

1.18.          Term means the Initial Term and each Renewal Term.

1.19.          Engagement means the client locations where ADNAS has deployed DivineRune Software.

1.20.          Authentication means a process or method of accurately identifying an object for its authenticity in order to build trust and credibility between the Brand owner and consumers, protect reputation and intellectual property, meeting various compliance and quality control initiative.

1.21.          DNA Authentication means use of DNA, or deoxyribonucleic acid, based authentication method, i.e. PCR-based DNA Analysis and Full DNA Sequencing.

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2.           GRANT OF  RIGHT AND LICENSE.

2.1.         Grant of License. Subject to the terms and conditions of this Agreement, DivineRune grants to ADNAS, and ADNAS accepts, the following rights and licenses:

(a)
A transactional, nontransferable, nonexclusive right and license to sublicense the Products to Registered End Users for use on computers and mobile devices; without the further right to sublicense, distribute, transfer or transmit the Products;

(b)
A transactional, transferable, exclusive right (“Exclusivity”) and license to sublicense the Products to Registered End Users for use on computers and mobile devices; without the further right to sublicense, distribute, transfer or transmit the Products when Products are used in conjunction with ADNAS’ DNA Authentication based products and/or other non QR taggants;

(c)	A nontransferable, nonexclusive right and license to reproduce copies of the Products from the Master Copy for distribution only to End Users in accordance with subsection (a) above;

(d)	A nontransferable, nonexclusive right and license to use the Demonstration Copies for the sole purposes of demonstrating the features and functionality of the Products to Registered End Users;

(e)
A nontransferable, nonexclusive right and license to use the Marks in conjunction with the licenses granted to ADNAS in subsections (a), (b), and (c) above unless such Marks are exclusively for use with ADNAS’ DNA Authentication based products and/or other non QR based taggants in which case ADNAS will be granted a transferable, exclusive right and license to use the Marks in conjunction with the licenses granted to ADNAS in subsections (a), (b) and (c) above.

2.2.                 Scope of Appointment.  DivineRune hereby appoints ADNAS, and ADNAS hereby accepts such appointment, as DivineRune’s distributor of the Products during the term of this Agreement,  subject to the terms and conditions of this Agreement.

2.3  Registration Process.
(a)          In the event that ADNAS desires to market the Products to a prospective End User, then ADNAS shall deliver to DivineRune a proposed registration request (a “Request Form”). The Request Form shall contain such information as DivineRune may reasonably require from time to time upon ten (10) business days’ prior notice to ADNAS. DivineRune’s current Request For Quote is attached as Appendix C. Upon receipt of a request, DivineRune may, in DivineRune’s sole discretion, designate the person or entity described on the Request Form as a Registered End User by delivery of written notice to ADNAS (the “Registration Notice”). The effective date of registration of a Registered End User (the “Registration Effective Date”) shall be the date of the Registration Notice, except as provided in the following sentence. In the event that DivineRune does not respond to a Request Form from ADNAS within ten (10) business days after receipt of a Request Form, then the person or entity designated on such Request Form shall be deemed to be a Registered End User, and the Registration Effective Date of such Registered End User shall be the eleventh (11th) day after the date of receipt by DivineRune of such Request Form. The status of any prospective End User as a Registered End User shall expire 180 days after the Registration Effective Date, unless otherwise mutually agreed in writing. Prospective Registered End User shall remain assigned to ADNAS for an additional 180 days should ADNAS provide substantial sales activity within the last 30 days prior to expiration, such substantial sales activity to consist of client interaction within the past thirty (30) days or similar sales activity.

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(b)           DivineRune agrees that so long as a person or entity remains a Registered End User, DivineRune shall not attempt to market the Products to such Registered End User. The parties acknowledge that DivineRune intends, without any obligation of DivineRune to ADNAS whatsoever, to provide for similar registration procedures and limitations with DivineRune’s other distributors, in order to prevent unnecessary prospective End User confusion. Nothing contained in this Agreement shall be deemed to create any obligation on the part of DivineRune to limit the marketing rights of any other DivineRune distributor or to create any third party rights in ADNAS to enforce the terms and conditions of any agreement between DivineRune and any third party distributor.

(c)           ADNAS acknowledges and agrees that DivineRune may establish requirements for prospective End Users to be granted Registered End User status and may deny Registered End User status to any prospective End User for any reason, including, without limitation, the previous granting of Registered End User status of such prospective End User to another distributor or DivineRune’s intentions to market to such prospective End User directly.

2.4.                 Reservation of Rights. DivineRune reserves all rights not expressly granted herein, including but not limited to the rights to market the Products either directly or through distributors and/or third parties. Except as set forth in the Agreement, no express or implied license or right of any kind is granted to ADNAS regarding the Products or the Marks, including, but not limited to, any right to know, use, produce, receive, reproduce, copy, market, sell, distribute, transfer, translate, modify, adapt, disassemble, decompile, or reverse engineer the Products or create derivative works based on the Products or any portions thereof, or obtain possession of any source code or other technical material relating to the Products.

2.5.                 Exclusivity Conditioned on Minimum Fee. As long as the ADNAS has paid in full all amounts owed to DivineRune pursuant to this Agreement, when due, ADNAS shall retain Exclusivity to sublicense the Products.

2.6.                 Conditional Exclusivity upon Change of Control. In order for the ADNAS Successor to retain Exclusivity in the event of a Change of Control (as defined below), the Successor shall, quarterly, on the last day of each fiscal quarter for the immediate four quarters after Change of Control  , pay to DivineRune,  an amount not less than the amount which the ADNAS paid to DivineRune pursuant to this Agreement in the most recently completed fiscal quarter prior to the Change of Control, which amount shall increase by five (5)% in each fiscal quarter after the Change of Control (the “Minimum Fee”).  The Minimum Fee shall be pro-rated for the remainder of the fiscal quarter in which the Change of Control occurred and for the part of the fiscal quarter in which the Agreement terminates.   If the Successor fails to pay the Minimum Fee in full when due, then, at such time, the Exclusivity shall terminate, and DivineRune shall immediately have the right to sell or license the Application to any person or entity for any length of time and for any price.

2.7.                 Change of Control.  “Change of Control” shall mean:
a)
the purchase or other acquisition by any person, entity or group of persons, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934) of twenty (20%) percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally; or

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b)
the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50%) percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities; or

c)	persons on the board of directors of the Company on the Effective Date of this Agreement cease to constitute at least a majority of the board of directors of the Company; or
d)	a liquidation or dissolution of Company or of the sale of all or substantially all of Company’s assets.

2.8               Successors and Assigns This Agreement will be binding on the Parties and their successors and assigns, including, without limitation on a Successor of the Company as defined above.

3.           MAINTENANCE SERVICES.  DivineRune shall provide to ADNAS the “Maintenance Services” described in this Section 3.

3.1.              New Releases. DivineRune shall make available to ADNAS all new releases and versions of the Product promptly upon completion thereof, including all modifications, error fixes, and associated documentation. Nothing contained herein, however, shall require DivineRune to create any new releases and/or versions of the Product unless otherwise expressly set forth in this Agreement.

3.2.                      Error Correction.  DivineRune agrees that DivineRune will use reasonable commercial efforts to correct all verifiable and reproducible “Errors”. For the purposes of this Agreement, “Error” means a failure of the Software to conform to the functional specifications contained within the Documentation, and “Error Correction” means either a software modification or addition in Executable Code that when made or added to the Software, establishes material conformity of the Software to the material functional specifications contained within the Documentation, or a procedure or routine that, when included in the regular operation of the Software, eliminates the practical adverse effect on the End User of such nonconformity. Upon delivery of an Error Correction to ADNAS, such Error Correction shall be considered to be a part of the Software. Within a reasonable period of time after verifying that such an Error is present, DivineRune shall initiate work in a diligent manner toward development of an Error Correction. DivineRune shall not be responsible for correcting Errors resulting from misuse, negligence, revision, modification, or use of the Software or any portion thereof by ADNAS, any End User, or any other person or entity. that is not in accordance with the license restrictions ADNAS shall promptly notify DivineRune of all reported Errors encountered by ADNAS or to the extent known by ADNAS, any End User in using the Software.

3.3.              End User Support. DivineRune agrees that DivineRune shall provide prompt End User Support services, including telephone support, to End Users reporting problems in the use of the Products and to seek assistance with regard to such problems during DivineRune’s normal business hours from 8:00 am to 8:00 pm Eastern or Eastern daylight time, as the case may be, weekends and bank holidays excepted, moreover DivineRune shall be entitled to additional fees charges due to extended hours of support. If additional end user support is requested by a customer, ADNAS and DivineRune will agree on additional fees on a case by case basis using the Client Engagement Schedule in Appendix B.

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4.           ADDITIONAL RESPONSIBILITIES OF DIVINERUNE.

4.1.              Contact with End Users and Registered End Users. DivineRune will be responsible for certain direct contact with End Users and Registered End Users during implementing and supporting the Products. Notwithstanding the earlier termination or expiration of this Agreement for any reason, DivineRune shall be responsible for performing all support services in accordance with any contractual arrangement entered directly or indirectly, thru ADNAS, into with End Users during the entire term of such contracts, unless otherwise specified herein.  This includes, but is not limited to, writing specifications, documentation and user manuals which are unique to each customer, Termination of this Agreement will not result in the automatic termination of any End User license.

4.2.              Delivery of Products. Within a reasonable time after the Effective Date, DivineRune shall ship to ADNAS one (1) Master Copy for use by ADNAS solely as set forth in this Agreement.

4.3.              Training Services. DivineRune shall provide to ADNAS staff Sales Training and Technical Training, as described in Appendix E (the “Training Services”).  Annual Training Services shall be free of charge. In addition, DivineRune shall provide the initial end-user training to End Users and Registered End Users free of charge. Any additional training request by ADNAS or End Users and Registered End Users is subject to fees to be negotiated in good faith.

4.4.              Additional Services. At ADNAS’s request, DivineRune will provide ADNAS with consulting, programming, and technical services related to the Products, including services for customization and adaptation (collectively, the “Additional Services”). Except for Additional Services that impact ADNAS’s ability to meet a Service Level Agreement with an End User Client which shall be provided immediately upon request, the Additional Services shall be provided based upon the availability of DivineRune personnel but in no event shall such Additional Services commence more than seven (7) days after ADNAS’s request and shall be subject to the DivineRune rates to be determined as part of Appendix B. All out of pocket expenses, including travel, food, and lodging, with prior written approval of ADNAS CEO or CFO, shall be reimbursed by ADNAS subject to and in accordance with ADNAS’s Travel and Expense policy.  All such expenses shall be reimbursed “at cost” to the DivineRune, without subsequent mark-ups or charges. ADNAS shall not reimburse DivineRune for normal commutation or living expenses or entertainment expenses. Transportation and lodging costs reimbursable hereunder shall be based on coach economy prices.  DivineRune shall submit detailed and documented invoices of any such expenses within thirty (30) days of incurring such expense. Expenses shall be paid thirty (30) days upon receipt of invoice.

5.           LICENSE FEES AND PAYMENT.

5.1.              Initial Exclusivity Compensation.  Due upon execution of this agreement, subject to the approval of ADNAS Board of Directors, ADNAS hereby agrees to issue DivineRune a three year warrant to purchase one million (1,000,000)  common shares.  The exercise price of the warrant shall be the fair market value of ADNAS shares at the time this Agreement is executed. This warrant shall vest in twelve (12) months.

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5.2.              Revenue Sharing.  ADNAS and DivineRune shall determine on a case by case basis the cost plus formula to be used to compensate DivineRune for each customer using the Client Engagement Schedule as attached in Appendix B. ADNAS hereby agrees that revenues due DivineRune shall be recapped and mailed by the thirtieth (30th) day after the end of the invoiced month or five business days after receipt of funds from the Customer.

5.3.              Pass Through.  DivineRune hereby agrees and acknowledges that all payments made by ADNAS constitute a “pass through” payment of amounts that may be owed to ADNAS from other entities. Therefore, DivineRune hereby agrees, acknowledges and understands that ADNAS shall not be responsible for any funds due DivineRune except for those funds actually received by ADNAS. ADNAS bears no responsibility or liability for any such payments due but not received.

5.4.              Timing of Payments. All Fees shall be due and payable on a monthly in arrears basis after the later of the first production use of DivineRune Software or payment by the End User to ADNAS. For example, if the first production use and payment by an End User occur in February, then payment by ADNAS to DivineRune shall be due by the end of March.

5.5.              Audit. ADNAS shall keep complete and accurate records to allow DivineRune, at its expense and upon no less than ten (10) business days notice, to examine and audit ADNAS’s accounts with respect to ADNAS’s payment and other obligations under this Agreement. ADNAS agrees to permit DivineRune or, at its option, a certified public accountant paid by DivineRune, to inspect such records at reasonable times during normal business hours and performed in a manner so as to minimize disruptions on ADNAS’ regular business operations. In the event such audit discloses that the Fees previously paid or reported as due to DivineRune have been underpaid by more than ten percent (10%) as of the date of the audit, then ADNAS shall immediately pay to DivineRune the difference and all documented out-of-pocket expenses (expenses not to exceed twenty-five thousand dollars) incurred by DivineRune in performing the audit. Any third party auditors or accountants used under this Section shall not be ADNAS competitors and must execute a non-disclosure agreement with ADNAS that is reasonably satisfactory to ADNAS. This audit can be performed no more than once per year.

5.6.              Expenses. ADNAS shall reimburse DivineRune for all preapproved expenses reasonably incurred in rendering Services to ADNAS in accordance with ADNAS’s Travel and Expense policy. Such expenses shall include, without limitation, reasonable travel expenses (including transportation, lodging, and meals) and the cost of any courier services, photocopying, facsimile, transmissions, communications charges, telephone calls, and other expenses.   All such expenses shall be reimbursed “at cost” to the DivineRune, without subsequent mark-ups or charges. ADNAS shall not reimburse DivineRune for normal commutation or living expenses or entertainment expenses. Transportation and lodging costs reimbursable hereunder shall be based on coach economy prices.  DivineRune shall submit detailed and documented invoices of any such expenses within thirty (30) days of incurring such expense. Expenses shall be paid thirty (30) days upon receipt of invoice.

5.7.              Delinquent Accounts. Interest may be charged by DivineRune on delinquent payments and any other fees not paid to DivineRune as provided hereunder at the rate of ONE AND ONE-HALF PERCENT (1-1/2%) per month or the maximum amount allowed by law, whichever is less, commencing with the date payment was due.

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5.8.                  Payment in U.S. Currency. All payments from ADNAS to DivineRune hereunder shall be in U.S. currency and shall be made by means of a company check, bank check or wire transfer drawn on a U.S. bank to a U.S. bank account designated by DivineRune.

5.9.                          Excise Taxes, Etc. The Fees are net amounts to be received by DivineRune, exclusive of all taxes, duties, sales taxes, value added taxes, assessments, and similar taxes and duties, and are not subject to offset or reduction because of any costs, expenses, taxes, duties, assessments, or liabilities incurred by ADNAS or imposed on DivineRune in the performance of this Agreement or otherwise due as a result of this Agreement. Notwithstanding the foregoing, DivineRune shall be responsible for the payment of any and all income taxes and income tax withholding of DivineRune. ADNAS agrees to cooperate with DivineRune in submitting all applications, certificates, and other information necessary or reasonably requested by DivineRune to reduce or eliminate any and all income taxes and/or withholding taxes on all Fees. ADNAS will pass on to DivineRune any tax refunds received by ADNAS with respect to DivineRune’s previous payment or reimbursement of applicable taxes hereunder, if any.

6.           DISTRIBUTION AND PACKAGING.

6.1.                  Generally. ADNAS shall reproduce the Products and distribute copies of the Products solely in accordance with the requirements below:

(a)           Upon reasonable prior notice from DivineRune, which shall be no less than ten (10) business days, ADNAS agrees to permit DivineRune access, not more often than once per year, during ADNAS’ normal business hours and performed in a manner so as to minimize disruptions on ADNAS’ regular business operations, to ADNAS’ facility where the reproduction process is undertaken in order for DivineRune to verify and audit ADNAS’s compliance with this Agreement. Such verification and audit shall be at DivineRune’s expense and may be performed, at DivineRune’s option, by an independent third party selected by DivineRune that is not a competitor of ADNAS and which party shall be bound to ADNAS by reasonable obligations of confidentially.

(b)           ADNAS shall affix to any software distribution media, including Internet sites referencing the Products, a label containing the Proprietary Notices. Such Proprietary Notices shall be conspicuous, and ADNAS shall not obscure or modify such Proprietary Notices.  Should ADNAS decide to market a generic version of DivineRune Product, whereas DivineRune is not able to differentiate among users, all software release/download instructions shall include DivineRune proprietary notices.

(c)           ADNAS shall submit to DivineRune, prior to use, distribution, or disclosure, any advertising, promotion, marketing materials, and publicity proposed to be used by ADNAS in its efforts to market the Products as set forth hereunder, or which is otherwise undertaken pursuant to this Agreement, which materials display any of the Marks (the “Marketing Materials”). ADNAS may not use, distribute, or disclose the Marketing Materials unless approved by DivineRune, which approval will not be unreasonably withheld or delayed and process of approval by Divine Rune should not take more than 3 business days.  If there is no response in three (3) business days, the Marketing Materials will be deemed approved.

 (d)          ADNAS has and shall exercise no authority to make statements, warranties or representations concerning the Products that exceed or are inconsistent with the marketing materials and technical specifications provided to ADNAS by DivineRune.  ADNAS has and shall exercise no authority to bind DivineRune to any undertaking or performance with respect to the Products.

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(e)           ADNAS shall send DivineRune a copy of each executed End User Agreement within ten (10) days of receipt thereof by ADNAS.

6.2.                  End Users. In connection with the distribution and licensing of the Products to End Users, and in addition to any other terms and conditions provided in this Agreement, ADNAS shall also comply with the terms and conditions of this Section 6.

(a)           ADNAS shall submit to DivineRune all forms of End User agreement, a sample agreement as shown in Appendix D, to be used by ADNAS in connection with the license of the Product to End Users (collectively, the “End User Agreements”) for DivineRune’s approval, such approval to be in DivineRune’s sole discretion.

(b)           Prior to distribution of any Product to any End User, such End User shall fully execute and deliver to ADNAS the End User Agreement approved for use in the applicable country, and ADNAS shall obtain DivineRune’s prior written approval of any significant deviations from such End User Agreement. ADNAS shall not alter, obliterate, modify, change or replace any of the End User Agreements without DivineRune’s consent.

6.3.          Demonstration Copies. ADNAS will control and limit or cause to be controlled and limited the use of the Demonstration Copies for the specific purposes authorized in Section 2.1.

7.           COMPLIANCE WITH LAWS.

(a)           Each party will comply with all applicable laws and regulations in the countries in which the Products are delivered relating in any way to its performance under this Agreement including, but not limited to, obtaining all necessary import licenses or permits and any other government approval necessary for the importation of the Products into such country. Each party will also comply with all applicable laws and regulations of such countries pertaining to the licensing, distribution, promotion, and marketing of the Products. Each party will defend, indemnify, and hold the other party, its subsidiaries and affiliated companies, and their respective officers, directors and agents, harmless from and against any and all damages and expenses, including legal fees, claimed by third parties directly or indirectly as a consequence of a party’s failure to comply with any applicable laws or regulations. This obligation shall survive termination of this Agreement.

(b)           In exporting Products each party shall be solely responsible for its own compliance with all applicable United States export laws, rules, and regulations. In distributing the Products, each party agrees to keep such books and records and to take such other actions, as may be required by applicable laws, rules, and regulations, and to comply with any United States export laws, rules, and regulations applicable to such party.  DivineRune shall notify ADNAS if any Products are export controlled or restricted and shall provide ADNAS with any necessary ECCN’s or export licenses.

8.             ADDITIONAL RESPONSIBILITIES OF ADNAS.  ADNAS will use its reasonable efforts in its sole discretion to market and distribute the Product to potential Registered End Users. ADNAS agrees to promote the Products fairly and use good faith efforts to present the Products in a positive light to potential End Users. ADNAS will also keep DivineRune informed of any significant information relating to the marketing and distribution of the Products. :

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8.1.                  Quarterly  Status Report. ADNAS shall deliver to DivineRune within thirty (30) days after the end of each quarter during the Term a written report summarizing the status of the Registered End Users, including, without limitation, a list of the names, the time and substance of the last communication with such Registered End User, and plan of action for continued pursuit of such Registered End User.

8.2.                  Quarterly Marketing Information. ADNAS shall deliver to DivineRune written reports at least once quarterly within 30 days of the end of each calendar quarter describing to its knowledge:

(a)           the market conditions relating to the Products, including current trends and forecasts;

(b)           ADNAS’s activities relating to the Products, including significant inquiries from potential Registered End Users;

(c)           information regarding existing or new competitors;

(d)           suggestions made by End Users or members of ADNAS’s sales force for new products or enhancements; and

(e)           any knowledge of any infringements or attempted infringements by third parties of DivineRune’s or its licensors’ trademarks or copyrights, of any disclosures or misappropriations of DivineRune Proprietary Information, or any other infringements or misappropriation of any of DivineRune’s or its licensors’ intellectual property rights.

8.3.                  Travel and Related Expenses. ADNAS is responsible for its own costs and expenses of every kind, including travel and office expenses, relating to its duties hereunder.

8.4                   End Users and Registered End Users. End User license will remain valid separate from this Agreement.  Termination of this Agreement will not result in the automatic termination of any End User license.

8.5.                  End User Responses. At DivineRune’s request, ADNAS will promptly submit to DivineRune a copy of any proposed or actual technical response to a request for proposal or request for tender that involves the distribution of Products to an End User hereunder.  If ADNAS provides such proposal materials to DivineRune, DivineRune shall be prohibited from bidding, directly or indirectly, against ADNAS for such proposal.

9.           OWNERSHIP.  DivineRune and its licensors expressly retain title and ownership to all worldwide intellectual property rights, including without limitation, design, trade secrets, know-how, patent rights, trademarks, and copyrights in and to the Software, Documentation, Source Code of the Software, and any modifications, adaptations, derivative works, and enhancements made thereto. Except as may be set forth in separate written agreements with regard to Software, Documentation, Source Code of the Software, and any modifications, adaptations, derivative works, and enhancements made thereto, ADNAS hereby waives any claim that it may have had or has to title and ownership of intellectual property rights in and to the Software, Documentation, source code of the Software, and DivineRune Proprietary Information (as defined in Section 11), and any modifications, adaptations, enhancements, or derivative works made by or under the direction of DivineRune or ADNAS.

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10.           TRADEMARKS.

10.1.               Ownership. ADNAS acknowledges that DivineRune and/or its licensors are the owners of all right, title and interest in and to the Marks, and ADNAS will not adopt for use any of the Marks in any manner whatsoever except as expressly provided in this Agreement.

10.2.               Use of Marks. In written communications and in advertising, ADNAS’s use of the Marks shall at all times be in accordance with such styles and together with such trademark notices as DivineRune may require. ADNAS agrees that this Agreement does not constitute any conveyance of any right, title or interest in or to any Marks, except for the permissive uses provided herein. At the request of DivineRune, ADNAS shall submit to DivineRune any and all materials bearing or including any of the Marks, for prior review and approval by DivineRune. ADNAS agrees not to commit any acts, directly or indirectly, which contest, dispute, or otherwise impair the rights, title, or interest of DivineRune in or to the Marks. ADNAS agrees not to claim or assert any rights, title or interest in or to the Marks in any way. The parties agree that all uses of the Marks by ADNAS shall be in such a manner as to inure at all times to the benefit of DivineRune. ADNAS shall not use any language or display any Marks in such a manner as to create the impression that the Marks belong to and are owned by ADNAS. Upon the request of DivineRune, ADNAS agrees to discontinue the use of (i) any Marks being used by ADNAS in a manner inconsistent with the guidelines set forth above, or (ii) any trademark, service mark, or trade name deemed to create a likelihood of confusion with a Mark.

10.4.               Notice of Infringements. ADNAS will promptly notify DivineRune of any and all third party infringements or attempted infringements of any of the Marks that may come to ADNAS’s attention, and ADNAS will assist DivineRune in taking such action against the third party infringers as DivineRune may elect in its sole discretion. DivineRune will bear the expenses of ADNAS’s assistance to DivineRune, as may be requested by DivineRune, if the infringement or attempted infringement arises by virtue of a third party’s act or omission.

10.5.               ADNAS Trademarks. While ADNAS may use the Marks in connection with the marketing, licensing, and distribution of the Products, subject to the terms and conditions of this Agreement, ADNAS is not obligated to use the Marks. ADNAS may use its own trademarks to market, license, and distribute the Products, and all other requirements otherwise provided in this Agreement are met. DivineRune may not use any trademarks, service marks, or trade names owned by ADNAS, without the prior written permission of ADNAS.

11.           NONDISCLOSURE AND CONFIDENTIALITY.

11.1.               Disclosure. Each party hereunder may disclose to the other party certain Trade Secrets and Confidential Information of such party or of such party’s associated companies, suppliers, or customers. For purposes of this Agreement, “Trade Secrets” means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; “Confidential Information” means information, other than Trade Secrets, that is (a) a party’s operational and business proposals and plans, pricing, financial information, methods, processes, code, data, inventions, apparatus, statistics, programs, research, development, information technology, network designs, passwords, sign-on codes, and usage data; and/or (b) any other information that is designated as confidential by the disclosing party. All of the disclosing party’s Confidential Information, including any derivative works thereof, is, and shall remain, proprietary to the disclosing party. “Proprietary Information” means Trade Secrets and Confidential Information; “Owner” refers to the party disclosing Proprietary Information hereunder, whether such party is DivineRune or ADNAS and whether such disclosure is directly from Owner or through Owner’s employees or agents; and “Recipient” refers to the party receiving any Proprietary Information hereunder, whether such party is DivineRune or ADNAS and whether such disclosure received directly or through Recipient’s employees or agents.

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11.2.                Requirement of Confidentiality. Recipient agrees to hold the Proprietary Information disclosed by Owner in confidence and not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information disclosed by Owner to any third party, or utilize the Proprietary Information disclosed by Owner for any purpose whatsoever other than as expressly contemplated by this Agreement. Recipient shall protect the disclosed Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the Proprietary Information as Recipient uses to protect its own proprietary or confidential information of a like nature.  With regard to the Trade Secrets, this obligation shall continue for so long as such information constitutes a trade secret under applicable law. With regard to the Confidential Information, this obligation shall continue for the Term and for a period of five (5) years thereafter. The foregoing obligations shall not apply if and to the extent that:

(a)           Recipient establishes that the information communicated was already known to Recipient, without obligations to keep such information confidential, at the time of Recipient’s receipt from Owner, as evidenced by documents in the possession of Recipient prepared or received prior to disclosure of such information;

(b)           Recipient establishes that the information communicated was received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or

(c)           Recipient establishes that the information communicated was publicly known at the time of Recipient’s receipt from Owner or has become publicly known other than by a breach of this Agreement.

11.3.                Security Measures. Without limiting the general obligations specified above in Section 11.2, Recipient agrees to implement the following security steps in order to protect the confidentiality and security of the Proprietary Information disclosed by Owner:

(a)           Implement internal procedures to limit, control and supervise the use of the Proprietary Information disclosed by Owner;

(b)           Make the Proprietary Information disclosed by Owner available only to employees, consultants, and agents of Recipient who are bound by obligations of confidentiality and restrictions against disclosure at least as restrictive as those contain herein;

(c)           Use those security procedures it uses for its own Proprietary Information, which it protects against unauthorized disclosure, appropriation or use, but not less than reasonable security procedures.

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12.           WARRANTIES AND INDEMNIFICATION.

12.1.               Warranties of DivineRune.

(a)           DivineRune warrants to ADNAS that (i) DivineRune have full authority to execute and perform this Agreement; (ii) this Agreement has been duly executed and delivered by DivineRune and constitutes the legal, enforceable and binding obligation of DivineRune; and (iii) DivineRune’s execution and performance of this Agreement will not violate any law or breach any other agreement  and (iv) no approval, action or authorization by any governmental authority or agency is required for DivineRune’s execution and performance hereof or, if it is, such approval, action or authorization has been obtained and written evidence thereof has been provided to ADNAS.

(b)           DivineRune warrants to ADNAS that the Products will perform substantially in accordance with DivineRune’s Documentation.  ADNAS’s sole and exclusive remedy for any breach of the foregoing warranty shall be, at DivineRune’s option, repair or replacement of the non-conforming software or a refund of the license fees related to the defective software.  DivineRune further warrants that: (a) the Products shall comply with all U.S. laws, regulations, orders and decrees applicable to the healthcare industry; (b)  the Products does not contain or transmit any malicious code (except for any malicious code contained in user-uploaded attachments or otherwise originating from users); (c) DivineRune owns or otherwise has sufficient rights in the Products to grant to ADNAS the rights to use the Products granted herein; (d) the Products does not infringe the copyrights, trade secrets patents or trademark rights of any third party

(c)           OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 12.1, DIVINERUNE DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS TO DISTRIBUTOR, END USERS, OR ANY OTHER PERSONS OR ENTITIES WITH RESPECT TO THE PRODUCTS, ANY COPIES THEREOF, ANY SERVICES PROVIDED HEREUNDER OR OTHERWISE REGARDING THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY, AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

12.2.               Warranties of ADNAS.

(a)           ADNAS warrants to DivineRune that (i) ADNAS has full authority to execute and perform this Agreement; (ii) this Agreement has been duly executed and delivered by ADNAS and constitutes the legal, enforceable and binding obligation of ADNAS; (iii) ADNAS’s execution and performance of this Agreement will not violate any law or breach any other agreement; and (iv) no approval, action or authorization by any governmental authority or agency is required for ADNAS’s execution and performance hereof or, if it is, such approval, action or authorization has been obtained and written evidence thereof has been provided to DivineRune.

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(b)           OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 12.2, ADNAS DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS TO DIVINERUNE DISTRIBUTOR, END USERS OR ANY OTHER PERSONS OR ENTITIES WITH RESPECT TO THE PRODUCTS, ANY COPIES THEREOF, ANY SERVICES PROVIDED HEREUNDER OR OTHERWISE REGARDING THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY, AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

13.           INDEMNIFICATION GENERALLY.

13.1.               DivineRune Indemnification. DivineRune shall, except as otherwise provided below, indemnify, defend and hold harmless ADNAS and its officers, directors and agents against any damages, costs, and fees resulting from any third party claims ADNAS that the Software or any of its elements or the use thereof in accordance with its related Documentation has, will or does violate or infringe any copyright, trade secret, or other valid proprietary right of any other person or entity. The right of indemnification as set forth herein will be subject to all of the following, all of which shall be DivineRune’s sole expense: (i) ADNAS providing DivineRune with prompt written notice of the initial claim and filing of the lawsuit relating thereto; (ii) ADNAS permitting DivineRune to select legal counsel and to defend, compromise, or settle the lawsuit in the sole discretion of DivineRune; (iii) ADNAS providing DivineRune with all available information, assistance, authority, and cooperation to enable DivineRune to defend, compromise, or settle the lawsuit as provided herein; and (iv) if the use of the Software becomes, or in DivineRune’s opinion is likely to become, the subject of a claim of infringement, ADNAS permitting DivineRune, at DivineRune’s option and expense, either to procure the right for ADNAS to continue to use the Software or to replace or modify the Software so that it becomes non-infringing. DivineRune will have no liability for any infringement or misappropriation of any copyright, trade secrets, or other proprietary rights resulting from modification of the Software performed other than by DivineRune, from use other than as specified under this Agreement, and approved End User Agreement, and the related Documentation, or from the use of the Software with products not specifically approved in writing or whose use is reasonably foreseeable by DivineRune for use with the Software.

13.2.               ADNAS Indemnification. In addition to any other ADNAS obligations of indemnity provided in this Agreement, ADNAS agrees to indemnify, defend and hold harmless DivineRune, its affiliates, and their directors, officers, shareholders, employees and agents from and against any liabilities, losses, damages, causes of action or injuries, together with costs and expenses, including reasonable attorneys’ fees, claim by unaffiliated third parties arising out of or resulting from:

(a)           Any failure on the part of ADNAS to pay any taxes, duties or assessments ADNAS is obligated to pay hereunder or other amounts ADNAS is obligated to pay as set forth in Section 5; or,

(b)           The infringement or claim thereof of any patent, copyright, trademark, service mark, trade name, trade secret, proprietary and confidential information right, or any other property right of a third party arising from the use by ADNAS of any symbol, insignia, name or identifying characteristic identifying the Products other than a Mark.

The right of indemnification as set forth herein will be subject to all of the following: (i) DivineRune providing ADNAS with prompt written notice of the initial claim and filing of the lawsuit relating thereto; (ii) DivineRune permitting ADNAS to select legal counsel and to defend, compromise, or settle the lawsuit in the sole discretion of ADNAS; and (iii) DivineRune providing ADNAS with all available information, assistance, authority, and cooperation to enable ADNAS to defend, compromise, or settle the lawsuit as provided herein.

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13.3 Notice. DivineRune will give ADNAS prompt written notice of any threat, warning or notice of any such claim or action. DivineRune will have the right to conduct the defense of any such claim or action and, consistent with ADNAS’ rights hereunder, all negotiations for its settlement; provided, however, ADNAS may participate in such defense or negotiations to protect its interests, at its expense using counsel of its choice, and DivineRune will provide reasonable assistance to ADNAS and its counsel.

14.           TERM AND TERMINATION.

14.1.               Term. Unless earlier terminated as provided in this Section 15, this Agreement shall be effective as of the Effective Date and shall remain in effect until the third (3rd) anniversary of the Effective Date (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods (each such renewal term is referred to as a “Renewal Term”), subject to earlier termination as set forth in this Section 14, unless either party notifies the other on or before six (6) months before the beginning of any Renewal Term.

14.2.               Early Termination. Without prejudice to any other remedies, either party shall have the right at any time by giving notice to the other to terminate the Agreement forthwith in any of the following events:

(a)           if the other party commits a material breach of any of the terms or conditions of this Agreement and fails to cure such breach within ninety (90) days after delivery of notice thereof; or

(b)           at a party’s option, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or is liquidated, voluntarily or otherwise; or

(c)           at a party’s option, if the other party is acquired or sells all or a substantial part of its assets  and minimum annual sales are not met this agreement will revert to a non-exclusive license; or

(d)           if any substantial change takes place in the management, ownership or control of the other party resulting in the management, ownership or control of the other party by a competitor of the first party or by a company or other entity with a division or subsidiary that is a competitor of the first party and minimum annual sales are not met this agreement will revert to a non-exclusive license

14.3.               Termination of Rights to Distribute in Certain Countries. In addition to any other rights and remedies available under this Agreement, at law or in equity, DivineRune may terminate ADNAS’s rights under this Agreement with respect to the right to market, license and distribute the Products in any country upon thirty  (30) days’ advance written notice in the event the government of such country (i) enacts currency control laws or regulations which make it impossible to export the Fees due to DivineRune under this Agreement; (ii) nationalizes ADNAS; or (iii) commits acts which DivineRune deems to be unreasonable and injurious to the Software or Documentation or this Agreement.

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14.4.               Obligations upon Termination. Upon expiration or termination of this Agreement for any reason, ADNAS shall immediately return to DivineRune all DivineRune property, including, but not limited to, the Master Copy, the Demonstration Copies and the Proprietary Information of DivineRune. Upon return of such materials, ADNAS shall provide DivineRune with a signed written statement certifying that it has returned all DivineRune property to DivineRune. Upon termination of this Agreement for any reason, all rights and licenses granted by DivineRune hereunder to ADNAS shall immediately cease, provided such termination shall not result in termination of End User Agreements extended to End Users. Upon termination or expiration of this Agreement for any reason, all invoices and any other monies due to DivineRune by ADNAS shall remain due and payable in accordance with the terms hereof.

14.5.               Survival of Terms. Upon termination or expiration of this Agreement, and in addition to any provisions that expressly provide to survive any termination of this Agreement, the provisions of this Agreement providing for payment of Fees to DivineRune, protection of DivineRune’s proprietary rights, warranties, the limitation of liability, compliance with laws, indemnities, arbitration and other provisions of this Agreement concerning the ongoing interests of DivineRune, including, but not limited to, Sections 2.3, 5, 7, 9, 10, 11, 12, 13, 14, 15, 16, and 17 shall continue and survive in full force and effect.

15.           ARBITRATION.

(a)           The parties agree that any dispute, claim or controversy relating in any way to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the arbitration proceeding shall be conducted by one arbitrator selected by the parties, provided if the parties fail to make such designation within five days after receipt by the AAA of any demand for arbitration, the AAA shall make the appointment in its sole discretion; (ii) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by either party, their representatives, or the arbitrator (except: (a) to the professional advisers of DivineRune or ADNAS; (b) in connection with a public offering of securities by DivineRune or ADNAS; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation); (iii) the arbitrator shall be required to prepare written findings of fact; and (iv) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable.

(b)           Each party to the arbitration is to pay an equal part of the deposit fixed by the AAA. Notwithstanding the determination of the arbitrator (i) all costs associated with the arbitration and imposed by the AAA or the arbitrator shall be borne equally by each party to the arbitration, and (ii) each party to the arbitration shall be responsible for its own attorneys’ fees and other professional fees incurred in connection with the arbitration. Determinations of such arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall apply the law of the State of New York without giving effect to its conflict of law rules. All proceedings before the arbitrator shall be conducted in the English language.

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16.           LIMITATION OF LIABILITY.

(a)           EXCEPT FOR (A) EACH PARTY’S INDEMNIFICATION, INCLUDING INFRINGEMENT OBLIGATIONS HEREUNDER, OR (B) ANY INTENTIONAL REFUSAL BY ANY PARTY TO PERFORM ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT, OR (C) A CLAIM ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, IN AN AMOUNT THAT EXCEEDS THE TOTAL FEES PAID OR OWED TO  UNDER THIS AGREEMENT FOR THE PREVIOUS TWELVE MONTH PERIOD. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT.

(b)           EXCEPT FOR (A) EACH PARTY’S INDEMNIFICATION, INCLUDING INFRINGEMENT OBLIGATIONS HEREUNDER, OR (B) ANY INTENTIONAL REFUSAL BY ANY PARTY TO PERFORM ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT, OR (C) A CLAIM ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTYBE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES OR COSTS (INCLUDING LEGAL FEES AND EXPENSES) OR LOSS OF GOODWILL OR PROFIT IN CONNECTION WITH THE SUPPLY, USE OR PERFORMANCE OF OR INABILITY TO USE THE PRODUCTS, ANY SERVICES PROVIDED HEREUNDER, OR IN CONNECTION WITH ANY CLAIM ARISING FROM THIS AGREEMENT, EVEN IF A PARTYHAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS.

(c)           No action arising out of this Agreement, regardless of form, may be brought by either party or any other third party more than two years after the date the cause of action has occurred.

17.           MISCELLANEOUS.

17.1.               Amendments. This Agreement and the Appendixes hereto represent the entire understanding between the parties hereto and supersede all other written or oral agreements heretofore made by or on behalf of DivineRune or ADNAS and may be changed only by agreements in writing signed by the authorized representatives of the parties.

17.2                 Insurance. DivineRune and its agents at their sole cost and expense shall maintain insurance as requested on a case by case basis by the end user using the Client Engagement Schedule attached as Appendix B.

17.3.               Applicable Law. This Agreement has been made, executed and delivered in the State of New York, U.S.A. in which state the offices of DivineRune are located. Accordingly, the parties invoke the laws of the State of New York regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of the State of New York and any applicable federal laws of the United States of America, as from time to time amended and in effect. Except as provided in Section 15 (related to Arbitration of disputes), ADNAS consents and submits to the jurisdiction and venue over any action, suit or other legal proceeding that may arise out of or in connection with this Agreement, by the United States District Court for the Southern District of New York and the state courts of the state of New York. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply in any respect to this Agreement or the parties hereto.

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17.4.               Relationship of Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto or constitute or be deemed to constitute ADNAS as an affiliate of DivineRune, for any purpose whatever, and neither party shall have authority or power to bind the other party, or its affiliates, or to contract in the name of or create a liability against the other party or its affiliates, in any way or for any purpose.

17.5.               Assignment. Neither this Agreement, nor the obligations of either party, may be transferred or assigned by either party without the prior written consent of the other party.

17.6.               Waiver. A waiver by either of the parties hereto of any breach by the other party of any of the terms, provisions or conditions of this Agreement or the acquiescence of either party hereto in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or condition of any subsequent act contrary thereto.

17.7.               Notice. All communications between the parties which are required or permitted to be in writing shall be sent by hand delivery, with receipt obtained, or by recognized courier, properly prepaid and sent to the addresses specified in the first paragraph of this Agreement. All such communications shall be deemed received by the other party upon the earlier of actual receipt or actual delivery to the address specified in the first paragraph of this Agreement. By written communication, either party may designate a different address for purposes hereof.

17.8.               Force Majeure. If the performance of this Agreement by either party, or of any obligation under this Agreement, other than the payment of Fees, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, riot, fire, flood, disaster, acts of public enemies, blockade or embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this Section, which is beyond the reasonable control of the party affected, such party shall, upon giving prior written notice to the other party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Notwithstanding the foregoing, if such act or condition beyond reasonable control continues for a period of 180 days or more, the unaffected party may, on notice to the party affected, terminate this Agreement, and neither party shall have any further obligation to the other save for those provisions hereunder which, by their terms, survive the termination of this Agreement.

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17.9.               Headings. The section and subsection headings in this Agreement are inserted solely as a matter of convenience and for reference, and shall not be considered in the construction or interpretation of any provision hereof.

17.10.            Severability. If any provision hereof is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

17.11.            Appendixes. Appendix A, B, C, D, E, and F described below and attached hereto, are incorporated into this Agreement wherever referenced.

Appendix A                      Description of Software
Appendix B                      Client Engagement Schedule (Sample)
Appendix C                      Request For Quote
Appendix D                      DivineRune End User Agreement
Appendix E                      Training Services
Appendix F                      Safe Countries Form of End User Agreement

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective on the Effective Date.

Applied DNA Sciences Inc.	DivineRune Inc.

/s/ Kurt Jensen	/s/ Eugene Sayan
By:	By:

KURT JENSEN	Eugene Sayan
Title:	Title:

CFO	CEO, President
Date: 1/25/2012	Date: 1/25/2012

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APPENDIX A – Description of Software

DivineRune Mobile & Cloud Platform

DivineRune Mobile & Cloud platform, meaning almost all necessary hardware, software and services are provided as a service, is a hosted turnkey solution for secure logistics, mobile commerce, and many other mobile business transactions. Downloadable DivineRune mobile applications all what are needed for Manufacturers, Wholesalers, Retail Stores and Consumers to interface with DivineRune platform.

For retailers and manufacturers, secure barcode (all known formats, including QR Code) tagging closes the gap between online and in-store shopping experiences, making it easier than ever for consumer to engage with a brand. Properly placed secure barcode tagging technology directly enhances supply chain by giving business, including consumers, an instant access to specific, relevant information they want in one simple step, increasing conversions.

A user-friendly downloaded DivineRune software application running on mobile devices protects and enhances “brand awareness”. Once DivineRune software is downloaded, business users and consumers merely position their mobile appliance, which can be a smartphone or DivineRune provided smartphone attachment for business users, in front of a secure barcode tag and are instantly rewarded with information (in the form of mobile content, a file to download, even an automatically generated tweet or SMS message) that engages them more deeply.

The advantages of secure barcode product tagging go even further by placing effective sales tools in the hands of associates, without necessitating investments in excessive training and expensive sales materials.  Information accessible through secure barcode product tagging ensures sales associates have instant answers, providing a higher level of customer service. Instead of wearing a blank expression when asked about specific product details, associates can instead access information via secure barcode tagging to efficiently serve the customer with confidence to close the sale.  Ability to capture and store the information on mobile device, share with others, and access to “Buy Now” or “Add to Shopping Cart” even after leaving the store. From a business standpoint, the fewer steps involved, the smaller the likelihood of losing opportunities to engage with consumers at their peak moments of receptivity. Plus, 2D Product Tagging often comes with less overhead than a traditional SMS campaign.

DivineRune products subject to this agreement includes;

●	DivineLogistics A secure track & trace platform designed to address challenging problems associated in supply-chain logistics.
●	DivineAuthentication Stochastic, pattern based product authentication to address counterfeiting, product diversion, and other illegal activities in supply chain.

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APPENDIX B

Client Engagement Schedule (Sample)

Software Distribution Agreement Reference Number:   ADNAS 001-2012

This Schedule (“Schedule”) is part of the Software Distribution Agreement between DivineRune (hereinafter “DivineRune”) and Applied DNA Sciences Inc (hereinafter “ADNAS”):

Customer
Name:
Location:
Installation/Service Site Location:
Technical Contact Person:
Phone:
Email:
Billing Address:
Billing Contact Person:
Phone:
Email:
Effective Date of this Order:
Payment Terms:		Net 30 days
Referenced Agreement:		The terms and conditions of the Transactional License Agreement referenced above, shall apply to this Schedule

Additional Terms:	1.	Term of this Schedule shall be ________ (__) years from Effective Date.
	2.	ADNAS and DivineRune agree that the Software is for use within _________________________________ and by its customers (collectively “Customer”).
	3.	ADNAS agrees to an Initial Activation fee of $_________.
	4.	The parties agree that the fees below include Basic Support services, revenues shall be adjusted as;

This agreement is accepted in its entirety by both parties as signed below:

DivineRune, Inc.	Applied DNA Sciences, Inc.

(Authorized Signature)	(Authorized Signature)

(Name of Person Signing)	(Name of Person Signing)

(Title)	(Title)

(Date)	(Date)

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APPENDIX C

Request for Quote

Date:

ADNAS’s Main Office Location:

ADNAS’s Location Registering This Request:

ADNAS’s Employee Registering This Request:

Company Name Of Prospective End User:

Address Of Prospective End User:

Type Of Business:

Contact’s Name At Prospective End User:

How You Learned About This Prospect:

Projected Monthly Revenue in US Dollars:

What Steps Of The Sale Have You Done As Of Today:

Cold Call?	Initial Presentation?

Proposal?	Verbal Commitment?

Demo?

Projected Contract Sign Date?

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APPENDIX D

Sample DivineRune End User Agreement

DIVINERUNE
END USER AGREEMENT (“EUA”)
NO REDISTRIBUTION PERMITTED

PLEASE READ THIS SOFTWARE LICENSE AGREEMENT (“LICENSE”) CAREFULLY BEFORE INSTALLING THE DIVINERUNE SOFTWARE.  BY INSTALLING THE DIVINERUNE SOFTWARE, YOU ARE AGREEING TO BE BOUND BY THE TERMS OF THIS LICENSE.  IF YOU DO NOT AGREE TO THE TERMS OF THIS LICENSE, DO NOT INSTALL THE SOFTWARE AND (IF APPLICABLE) RETURN THIS SOFTWARE TO THE PLACE WHERE YOU OBTAINED IT.

1. General.  The software, test scripts, documentation and other materials accompanying this License, whether on disk, print or electronic documentation, in read only memory, or any other media, (collectively, the “DivineRune Software”) are licensed, not sold, to you by DivineRune Inc. (“DivineRune”).  The rights granted herein are limited to DivineRune’s and/or DivineRune’s licensors’ respective intellectual property rights in the DivineRune Software and do not include any other patents or intellectual property rights. You own the media on which the DivineRune Software is recorded but DivineRune and/or DivineRune’s licensor (s) retain ownership of their respective portions of the DivineRune Software itself.  The terms of this License will govern any software upgrades provided by DivineRune that replace and/or supplement the original DivineRune Software, unless such upgrade is accompanied by a separate license in which case the terms of that license will govern.

2. Permitted License Uses and Restrictions; No Redistribution.  Subject to the terms and conditions of this License:
(a)
You may install, access to over Internet and use the DivineRune Software internally within your business or organization. You may make only as many internal use copies of the DivineRune Software as reasonably necessary to use the DivineRune Software as permitted under this License and distribute such copies only to your employees whose job duties require them to use the Softheon Software for such testing purposes; provided that you reproduce on each copy of the Softheon Software or portion thereof, all copyright or other proprietary notices contained on the original.

(b)
You may also make one copy of the Softheon Software in machine-readable form for backup purposes only.  You may not rent, lease, loan, sublicense or otherwise redistribute the Softheon Software, in whole or in part.  Except as and only to the extent permitted by applicable law, you may not decompile, reverse engineer, disassemble, modify, or create derivative works of the Softheon Software or any part thereof.

3. Termination.  This License is effective until terminated.  Your rights under this License will terminate automatically without notice from Softheon:  (a) if you fail to comply with any term(s) of this License after receipt of written notice and thirty (30) day opportunity to cure; (b) upon Softheon’s release of an updated or revised version of the Softheon Software; or (c) if a new version of Softheon’s operating system software is released which is incompatible with this version of the Softheon Software. Upon the termination of this License, you shall immediately cease all use and copying of the Softheon Software, in whole or in part.   You may terminate this License at any time by providing at least ninety (90) prior written notice to Softheon.

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4. Limited Warranty on Media (if applicable).  Softheon warrants the media on which the Softheon Software is recorded and delivered by Softheon (if any) to be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of original retail purchase.  Your exclusive remedy under this Section shall be, at Softheon’s option, a refund of the purchase price of the product containing the Softheon Software or replacement of the Softheon Software, which is returned to Softheon or a Softheon authorized representative with a copy of the receipt.  THIS LIMITED WARRANTY AND ANY IMPLIED WARRANTIES ON THE MEDIA INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, OF SATISFACTORY QUALITY, AND OF FITNESS FOR A PARTICULAR PURPOSE, ARE LIMITED IN DURATION TO NINETY (90) DAYS FROM THE DATE OF ORIGINAL RETAIL PURCHASE.  SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS ON HOW LONG IMPLIED WARRANTY LASTS, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.  THE LIMITED WARRANTY SET FORTH HEREIN IS THE ONLY WARRANTY MADE TO YOU AND IS PROVIDED IN LIEU OF ANY OTHER WARRANTIES (IF ANY) CREATED BY ANY DOCUMENTATION, PACKAGING OR OTHERWISE.  THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER RIGHTS, WHICH VARY BY JURISDICTION.

5. Disclaimer of Warranties. YOU EXPRESSLY ACKNOWLEDGE AND AGREE THAT USE OF THE SOFTHEON SOFTWARE IS AT YOUR SOLE RISK AND THAT THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY AND EFFORT IS WITH YOU. EXCEPT FOR THE LIMITED WARRANTY ON MEDIA SET FORTH ABOVE AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND WITHOUT WARRANTY OF ANY KIND, AND SOFTHEON AND SOFTHEON’S LICENSORS (COLLECTIVELY REFERRED TO AS “SOFTHEON” FOR THE PURPOSES OF SECTIONS 5 AND 6) HEREBY DISCLAIM ALL WARRANTIES AND CONDITIONS WITH RESPECT TO THE Softheon SOFTWARE, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, OF SATISFACTORY QUALITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF ACCURACY, OF QUIET ENJOYMENT,.  SOFTHEON DOES NOT WARRANT AGAINST INTERFERENCE WITH YOUR ENJOYMENT OF THE SOFTHEON SOFTWARE, THAT THE FUNCTIONS CONTAINED IN THE SOFTHEON SOFTWARE WILL MEET YOUR REQUIREMENTS, THAT THE OPERATION OF THE SOFTHEON SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTHEON SOFTWARE WILL BE CORRECTED. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SOFTHEON OR AN SOFTHEON AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY.  .  SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS ON APPLICABLE STATUTORY RIGHTS OF A CONSUMER, SO THE ABOVE EXCLUSION AND LIMITATIONS MAY NOT APPLY TO YOU.

6. Limitation of Liability. TO THE EXTENT NOT PROHIBITED BY LAW, IN NO EVENT SHALL Softheon BE LIABLE FOR PERSONAL INJURY, OR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF DATA, BUSINESS INTERRUPTION OR ANY OTHER COMMERCIAL DAMAGES OR LOSSES, ARISING OUT OF OR RELATED TO YOUR USE OR INABILITY TO USE THE SOFTHEON SOFTWARE, HOWEVER CAUSED, REGARDLESS OF THE THEORY OF LIABILITY (CONTRACT, TORT OR OTHERWISE) AND EVEN IF Softheon HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR PERSONAL INJURY, OR OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THIS LIMITATION MAY NOT APPLY TO YOU.  In no event shall Softheon’s total liability to you for all damages (other than as may be required by applicable law in cases involving personal injury) exceed the amount of fifty dollars ($50.00).  The foregoing limitations will apply even if the above stated remedy fails of its essential purpose.

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7. Export Law Assurances.  You may not use or otherwise export or re-export the Softheon Software except as authorized by United States law and the laws of the jurisdiction in which the Softheon Software was obtained.  In particular, but without limitation, the Softheon Software may not be exported or re-exported (a) into (or to a national or resident of) any U.S. embargoed countries (currently Cuba, Iran, Libya, North Korea, Sudan, and Syria) or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List.  By using the Softheon Software, you represent and warrant that you are not located in, under control of, or a national or resident of any such country or on any such list.

8. Government End Users. The Softheon Software and related documentation are “Commercial Items”, as that term is defined at 48 C.F.R. §2.101, consisting of “Commercial Computer Software” and “Commercial Computer Software Documentation”, as such terms are used in 48 C.F.R. §12.212 or 48 C.F.R. §227.7202, as applicable.  Consistent with 48 C.F.R. §12.212 or 48 C.F.R. §227.7202-1through 227.7202-4, as applicable, the Commercial Computer Software and Commercial Computer Software Documentation are being licensed to U.S. Government end users (a) only as Commercial Items and (b) with only those rights as are granted to all other end users pursuant to the terms and conditions herein.  Unpublished-rights reserved under the copyright laws of the United States.

9. Controlling Law and Severability. This License will be governed by and construed in accordance with the laws of the State of New York, as applied to agreements entered into and to be performed entirely within New York. This License shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. If for any reason a court of competent jurisdiction finds any provision, or portion thereof, to be unenforceable, the remainder of this License shall continue in full force and effect.

10. Complete Agreement.  This License constitutes the entire agreement between the parties with respect to the use of the Softheon Software licensed hereunder and supersedes all prior or contemporaneous understandings regarding such subject matter.  No amendment to or modification of this License will be binding unless in writing and signed by Softheon. The parties hereto confirm that they have requested that this License and all related documents be drafted in English.

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APPENDIX E

Training Services

SALES TRAINING
2 Days of training to include:

1.	Training On The Demonstration Of DivineRune Software

2.	How To Quality and Find Prospects

3.	How To Do A Written Proposal

4.	Written Marketing Support Material Such As Brochures, Presentation Tools and References

TECHNICAL TRAINING
3 Days of training to Include:

1.	Evaluating Your Customer’s Requirements (Hardware and Software) And How To Present Them To The Customer: Supply Chain Management, Secure Logistic, Mobile Commerce, etc.)

2.	How To Physically Install, Configure and Test DivineRune Software

3.	How To Do System Administrator And End User Hands-On Training Of DivineRune Software

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APPENDIX F

Safe Countries

Australia

Canada

Countries of Scandinavia

Countries of the European Community

Liechtenstein

Mexico

New Zealand

Switzerland

United States of America

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